Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE July 15, 2005 FINAL RELEASE	Contact:	Investor Relations: Lauren Camner 305-231-6535	Corporate Communications: Melissa Gracey 305-817-8117

BankUnited Announces Third-Quarter Results

Repositioning of balance sheet through prepayment of high-rate debt,

growth in deposits and expansion of branch network highlight quarter

Third-Quarter 2005 Highlights:

•	Balance sheet repositioned through prepayment of $405 million of high-rate debt and related swaps

•	Total deposits of $4.2 billion, up 22.6% from June 30th last year

•	Non-interest bearing deposits of $326 million, up 37.3% from June 30th last year

•	Non-performing assets as a percentage of total assets of 0.10%, down from 0.25% at June 30th last year

•	Total loan production of $1.6 billion, up 28.3% over the same quarter last year

•	Two new branches opened, increasing total to 55 as of June 30, 2005

•	Total assets of $9.9 billion, up 20.4% from June 30, 2004

•	Dividend payment on common stock

CORAL GABLES, Fla. - BankUnited Financial Corporation (NASDAQ: BKUNA), parent of BankUnited FSB, today reported a third-quarter net loss of $14.8 million for the quarter ended June 30, 2005, compared to net income of $13.0 million for the same quarter last year. The loss is attributable to an after-tax charge of $24.6 million related to the company’s prepayment of high-rate Federal Home Loan Bank of Atlanta (FHLB) advances and the settlement of related swaps.

Alfred R. Camner, BankUnited’s chairman and chief executive officer, explained, “We made a number of strategic decisions this quarter that repositioned our balance sheet to take advantage of current market conditions and position BankUnited for future earnings growth. The high-rate FHLB debt and swaps have been a drag on our margin and earnings for some time. The current yield curve made this the right time to extinguish this high-cost debt and incur lower prepayment expenses than we would have in the past. By prepaying $405 million in advances, we anticipate reducing future costs of borrowing and funding on this amount by 250 basis points or more.

“This quarter we also retained a larger portion of our loan production and made adjustments to our mortgage loan products. We expect that both of these actions will result in additional future net income.

“In spite of our rapid growth, our executive team maintains the discipline to consistently review and refine our strategic goals. Plans we make and execute today should have a positive impact on our future earnings, stability and speed-to-market as we continue to expand.”

Ramiro Ortiz, president and chief operating officer, added, “Consistent increases in deposits, commercial balances and commercial real estate balances affirm that our micro-market strategy is working. Customers are increasingly viewing BankUnited as the center of financial influence in the communities we serve. As we expected when we pioneered the micro-market neighborhood-banking concept in 2003, we’ve seen other industries announce similar strategies.

“In the last two quarters, we have added five retail locations. We expect to open an additional five branches this fiscal year. As we continue our expansion up the east and west coasts of Florida into new markets, we expect to open an additional eight to 10 branches in fiscal 2006. This growth has had an impact on our operations and support areas, but it is yielding consistent results.

“We are confident that the strategic decisions we’ve made this quarter will help us to make the most of our current growth and prepare the company for the next level.”

Excluding losses related to the FHLB prepayments, BankUnited’s net income for the quarter was $9.8 million, down 24.6% from the same quarter last year. Basic and diluted earnings (loss) were ($0.50) per share for the quarter, compared to $0.43 and $0.41 per share, respectively, for the same quarter last year. Basic and diluted earnings, excluding the effect of the FHLB prepayments, were $0.32 and $0.30 per share, respectively, for the quarter.

Net income for the nine months ended June 30, 2005, was $13.3 million, compared to $36.6 million for the nine months ended June 30, 2004. Excluding losses related to FHLB prepayments, net income for the nine months ended June 30, 2005, was $37.9 million, up 3.5% from the nine months ended June 30, 2004. Basic and diluted earnings per share for the nine-month period were $0.43 and $0.41, respectively, as compared to $1.22 and $1.14 for the same period in the prior year. Basic and diluted earnings, excluding the effect of the FHLB prepayments, were $1.25 and $1.17 per share, respectively, for the nine months ended June 30, 2005.

For more information, please see the reconciliation of GAAP to non-GAAP measures.

Balance Sheet Repositioning

On June 17, 2005, BankUnited prepaid $305 million of long-term FHLB advances with a weighted average fixed rate of 6.03%. In addition, BankUnited prepaid $100 million of high-rate, long-term FHLB advances, which had a floating rate of three-month LIBOR plus 260 basis points, and their related interest-rate swaps. This prepayment will enable BankUnited to obtain lower-cost funds through deposits, borrowings or other sources in the future and increase overall profitability.

Prepayment fees on this debt and related swaps totaled $37.9 million, which, on an after-tax basis, reduced the company’s earnings for the quarter by $24.6 million.

Net-Interest Margin

The net-interest margin decreased this quarter to 1.67%, down from 1.75% for the preceding quarter. The net-interest margin reflects the reclassification of loan prepayment fees from “Other Income” to “Interest Income” for the current and previous periods. Excluding the effects of the reclassification, net-interest margin would have been 1.60% and 1.72% for the periods ended June 30, 2005, and March 31, 2005, respectively.

BankUnited’s net-interest margin was impacted during the quarter by three main factors.

First, funding costs rose in response to increases in general market interest rates and pressure on competitive deposit prices.

Second, a significant portion of BankUnited’s loan portfolio consists of adjustable-rate mortgages, of which a substantial amount is indexed to the Monthly Treasury Average (MTA). This index lags the increase in short-term interest rates. However, during the quarter ended June 30, 2005, the MTA index began increasing at a faster rate than it had in prior quarters and is now rising at almost the same rate as short-term interest rates.

Third, prepayments of mortgage loans continued to impact margin. While the company recognizes that this is an industry-wide phenomenon, BankUnited implemented additional programs during the quarter designed to reduce the level of prepayments.

During the last several periods, adjustments to mortgage products have enhanced the collection of prepayment fees. For the current quarter, BankUnited collected $1.4 million in these fees compared to $509,000 for the same quarter last year. If the prepayment trend continues, BankUnited expects fees on these loans to increase commensurately.

Deposit Growth

Total deposits increased 22.6% to $4.2 billion at June 30, 2005, up from $3.4 billion at June 30, 2004. Non-interest bearing deposits rose to $326 million at June 30, 2005, up 37.3% from June 30, 2004. Core deposits, which include checking, savings and money market accounts, remained level at $1.7 billion on June 30, 2005, compared to the same time last year. Reflecting market trends, this quarter BankUnited continued to emphasize growth in time deposits, including some lengthening of maturities in anticipation of rising interest rates.

Loan Balances and Production

Overall, loan production contributed to significant growth in BankUnited’s loan balances during the quarter. BankUnited’s total loans grew by $738 million, or 10.8%, during the quarter to $7.6 billion as of June 30, 2005. This growth included a $652 million increase in residential mortgage loan balances as well as a $38 million increase in commercial and commercial real estate loan balances.

Total loan originations increased 28.3% over the same quarter last year.

Residential mortgage loan originations, which include specialty consumer mortgage loans originated through branch offices, were $1.1 billion for the quarter, up 16.4% over the third quarter of last year.

Consumer loan production, which excludes specialty consumer mortgage loans originated through branch offices, was $89 million this quarter, up 96.9% over the same quarter of last year. Consumer loan balances grew by $88.2 million, or 55.9%, from June 30, 2004, to $246.1 million for the quarter ended June 30, 2005.

Asset Quality

Non-performing assets as a percentage of total assets decreased to 0.10% from 0.21% for the previous quarter, and down from 0.25% at June 30, 2004. The net annualized charge-off ratio for the quarter improved to 0.04% from 0.05% for the preceding quarter. There is no guarantee that BankUnited’s low levels of non-performing assets will be sustainable in the future.

The allowance for loan losses as a percentage of total loans was 0.33% as of June 30, 2005, compared to 0.44% as of June 30, 2004, and 0.36% as of March 31, 2005. While the current level is relatively low compared to the banking industry in general, management believes the allowance is prudent given the composition of the company’s loan portfolio, of which more than 90% is secured by real estate, primarily residential properties. There can be no assurance that additional provisions for loan losses will not be required in future periods.

Non-Interest Income

Total non-interest income was $3.7 million for the quarter, down 37.9% over the same quarter last year. The decrease this quarter can be primarily attributed to the $1.4 million charge on the settlement of swaps related to the FHLB debt prepayment.

Fee income, which includes loan fees, deposit fees and other fees (excluding loan servicing fees), was $2.2 million for the third quarter of fiscal 2005, down 0.9% from the same quarter last year. The fee income number presented represents a reclassification of fees on mortgage prepayments as discussed in net interest margin section above.

Insurance and investment income for the quarter was $1.0 million, down 11.5% over the same quarter last year and down 22.5% from the preceding quarter. This reflects the cyclical nature of this line of business when interest rates are rising.

BankUnited’s portfolio of residential loans serviced for others was $1.2 billion at June 30, 2005. BankUnited earned $800,000 in fees on loans serviced for others during the quarter, which was offset by $900,000 of amortization. In addition, BankUnited recorded a $130,000 impairment charge for the quarter, which was based on an independent third party’s valuation of BankUnited’s mortgage servicing assets.

Dividends on Class A Common Stock

BankUnited’s board of directors declared a cash dividend of one-half cent ($0.005) per share of its Class A Common Stock payable on June 30, 2005, to stockholders of record as of June 15, 2005. BankUnited anticipates that it will continue to declare and pay such dividends on a quarterly basis subject to termination at any time at the sole discretion of the board.

Expenses, Lease Charge and Efficiency Ratio

Non-interest expense, including $36.5 million in pre-tax prepayment fees related to the FHLB debt, increased $42.7 million for the quarter to $65.3 million, up 190% from $22.6 million for the same quarter in the prior fiscal year. Non-interest expense, excluding the prepayment fees related to the FHLB debt, was $28.8 million for the quarter ended June 30, 2005, up 27.5% for the same period last year. Non-interest expense, excluding both the prepayment fees related to the FHLB debt and a $1.2 million pre-tax lease expense adjustment, was $27.5 million for the quarter ended June 30, 2005, up 22.1% for the same period last year.

In addition to the FHLB prepayment fees, the increase in non-interest expense also reflects the company’s rapid expansion in its branch network and support areas and on-going efforts relating to Sarbanes-Oxley compliance.

The non-interest expense also reflects a cumulative adjustment, which is not expected to recur, for prior periods of $1.2 million pre-tax related to lease accounting practices. Due to the immateriality of these amounts to prior and current periods, financial results have not been restated.

The efficiency ratio for the quarter was 153.8%, an increase from 53.3% for the same quarter last year. Excluding the FHLB prepayment fees and the lease expense adjustment, the efficiency ratio for the quarter ended June 30, 2005, would have been 62.8%.

Capital Ratios and Book Value

BankUnited FSB continues to maintain its strong capital position in excess of regulatory requirements. Core and risk-based capital ratios were 7.2% and 14.7%, respectively, at June 30, 2005.

Book value per common share was $16.29 as of June 30, 2005, up from $15.18 at June 30, 2004.

About BankUnited

BankUnited Financial Corp. (NASDAQ: BKUNA) is the holding company for BankUnited FSB, the largest banking institution headquartered in Florida as measured by assets. BankUnited had assets of $9.9 billion at June 30, 2005. Serving customers in Miami-Dade, Broward, Palm Beach, Martin and Collier counties through 55 branches, BankUnited offers a full spectrum of consumer and commercial banking products and services, including online products that can be accessed through www.bankunited.com. For additional information, call (877) 779-2265.

A conference call to discuss the earnings for the quarter will be held on Friday, July 15, at 2 p.m. EDT, with Chairman and Chief Executive Officer Alfred R. Camner, President and Chief Operating Officer Ramiro Ortiz, and Chief Financial Officer Bert Lopez.

The toll-free dial-in number for the conference call is (800) 406-5356. The call leader is Alfred R. Camner. The name of the call is BankUnited, and the access code for the call is 2475327. A replay of the call will be available from 4 p.m. EDT on July 15 through 11:59 p.m. EDT on July 21, by calling toll-free (888) 203-1112 (domestic) or (719) 457-0820 (international). The pass code for the replay is: 2475327.

Forward-Looking Statements

This press release may contain certain forward-looking statements, which are based on management’s expectations regarding factors that may impact the company’s earnings and performance in future periods. Words and phrases such as: “will likely result,” “expect,” “will continue,” “anticipate,” “estimate,” “project,” “believe,” “intend,” “should,” “may,” “can,” “could,” “plan,” “target” and similar expressions are intended to identify “forward-looking statements.” Actual results or performance could differ from those implied or contemplated by such statements. Factors that could cause future results and performance to vary materially from current management expectations include, but are not limited to, general business and economic conditions; fiscal and monetary policies; war and terrorism; changes in interest rates; deposit flows; loan demand and real estate values; competition with other providers of financial products and services; the issuance or redemption of additional company equity or debt; volatility in the market price of our common stock; changes in accounting principles, policies or guidelines; changes in laws or regulation; reliance on other companies for products and services; and other economic, competitive, servicing capacity, governmental, regulatory and technological factors affecting the company’s operations, pricing, products and delivery of services.

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BankUnited Financial Corporation

Quarter Ended June 30, 2005 Earnings Release

	For the Three Months Ended			For the Nine Months Ended June 30,
	June 30, 2005	March 31, 2005	June 30, 2004	2005	2004

	(dollars and shares in thousands, except per share amounts)
Operations Data:
Interest income:
Interest and fees on loans	$88,637	$79,154	$57,745	$238,491	$167,822
Interest on mortgage-backed securities	15,341	16,884	20,240	50,461	60,226
Interest and dividends on investments and other interest-earning assets	5,864	5,657	4,949	16,864	14,547

Total interest income	109,842	101,695	82,934	305,816	242,595
Interest expense:
Interest on deposits	26,160	21,901	17,856	67,157	54,028
Interest on borrowings	41,522	37,099	26,961	112,137	78,112
Interest on trust preferred securities and subordinated debentures	3,395	3,141	1,792	9,325	6,466

Total interest expense	71,077	62,141	46,609	188,619	138,606

Net interest income	38,765	39,554	36,325	117,197	103,989

Provision for loan losses	800	1,050	1,200	3,000	3,375

Net interest income after provision for loan losses	37,965	38,504	35,125	114,197	100,614

Other income:
Loan servicing fees, net of amortization	(140)	38	(164)	(14)	(1,254)
Impairment of mortgage servicing rights	(130)	—	—	(130)	(1,200)
Loan fees	592	586	687	1,735	1,999
Deposit fees	1,066	1,010	1,060	3,182	3,223
Other fees	572	517	503	1,607	1,442
Gain on sales of loans, securities, and other assets (1)	929	2,565	1,101	5,497	4,119
Insurance and investment income	970	1,252	1,096	3,185	3,222
Settlement on swap related debt extinguishment	(1,369)	—	—	(1,369)	—
Other income	1,217	1,118	1,690	3,450	3,972

Total other income	3,707	7,086	5,973	17,143	15,523

Other expense:
Employee compensation	13,231	12,843	11,250	37,270	32,730
Occupancy and equipment	7,214	5,391	4,475	17,606	12,511
Professional fees	2,168	1,307	1,176	4,323	3,520
Telecommunications and data processing	1,886	1,527	1,485	5,032	4,278
Advertising and promotion expense	1,434	1,375	1,680	4,253	4,118
Debt extinguishment	36,548	—	—	36,548
Other operating expenses	2,841	3,192	2,495	8,647	5,719

Total other expense	65,322	25,635	22,561	113,679	62,876

Income before income taxes	(23,650)	19,955	18,537	17,661	53,261
Provision for income taxes	(8,841)	6,399	5,497	4,389	16,633

Net income	$(14,809)	$13,556	$13,040	$13,272	$36,628

Earning Per Share Data:
Net income	$(14,809)	$13,556	$13,040	$13,272	$36,628
Preferred stock dividends	112	103	98	319	278

Net income available to common stockholders	$(14,921)	$13,453	$12,942	$12,953	$36,350

Basic earnings per common share:	$(0.50)	$0.45	$0.43	$0.43	$1.22

Weighted average common shares outstanding	30,134	30,116	29,894	30,062	29,805

Diluted earnings per common share:	$(0.50)	$0.42	$0.41	$0.41	$1.14

Weighted average diluted common shares outstanding	30,134	32,432	32,175	32,366	32,124

(1) Consists of the following:
	For the Three Months Ended			For the Nine Months Ended June 30,
	June 30, 2005	March 31, 2005	June 30, 2004	2005	2004

Gain (loss) on sales of investments and mortgage-backed securities	$927	$705	$(1,571)	$3,113	$(1,833)
Gain on sales of loans and other assets	$2	$1,860	$2,672	$2,384	$5,952

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BankUnited Financial Corporation

Quarter Ended June 30, 2005 Earnings Release (continued)

	For the Three Months Ended			For the Nine Months Ended June 30,
	June 30, 2005	March 31, 2005	June 30, 2004	2005	2004

	(dollars and shares in thousands, except per share amounts)
Reconciliation of GAAP to non-GAAP measures:

Net income:
GAAP net income	$(14,809)	$13,556	$13,040	$13,272	$36,628
Less: $24.6 million after-tax effect of debt prepayment	(24,646)	—	—	(24,646)	—

Non-GAAP net income	$9,837	$13,556	$13,040	$37,918	$36,628

Earnings per share:
Basic
Numerator
GAAP net (loss) income available to common stockholders	$(14,921)	$13,453	$12,942	$12,953	$36,350
Less: $24.6 million after-tax effect of debt prepayment	(24,646)	—	—	(24,646)	—

Non-GAAP net income available to common stockholders	$9,725	$13,453	$12,942	$37,599	$36,350

Denominator
GAAP weighted average common shares outstanding	30,134	30,116	29,894	30,062	29,805
Adjustment for non-GAAP measure	—	—	—	—	—

Non-GAAP weighted average common shares outstanding	30,134	30,116	29,894	30,062	29,805

EPS
GAAP basic earnings per share	$(0.50)	$0.45	$0.43	$0.43	$1.22
Less: $24.6 million after-tax effect of debt prepayment	(0.82)	—	—	(0.82)	—

Non-GAAP basic earnings per share	$0.32	$0.45	$0.43	$1.25	$1.22

Diluted
Numerator
GAAP net (loss) income for diluted earnings per share	$(14,921)	$13,556	$13,040	$13,272	$36,628
Less: $24.6 million after-tax effect of debt prepayment	(24,646)	—	—	(24,646)	—
$111,886 add back from convertible stock dividends	(112)	—	—	—	—

Non-GAAP net income for diluted earnings per share	$9,837	$13,556	$13,040	$37,918	$36,628

Denominator
GAAP weighted average shares for diluted earnings per share	30,134	32,432	32,175	32,366	32,124
Adjustment for non-GAAP measure	2,156	—	—	—	—

Non-GAAP weighted average shares for diluted earnings per share	32,290	32,432	32,175	32,366	32,124

EPS
GAAP diluted earnings per share (1)	$(0.50)	$0.42	$0.41	$0.41	$1.14
less: Impact of adjustments to earnings and shares outstanding	(0.80)	—	—	(0.76)	—

Non-GAAP basic earnings per share	$0.30	$0.42	$0.41	$1.17	$1.14

Note:	BankUnited believes earnings, not including losses related to the FHLB prepayments (the “Non-GAAP Measure”), provides useful information to investors for the performance of financial analysis. BankUnited uses the Non-GAAP Measures internally to execute its in-period financial operating performance and to plan for future periods. However, Non-GAAP Measures are neither stated in accordance with, nor are they a substitute for, GAAP measures.

(1)	The conversion of 2,155,577 common equivalent shares and related adjustments to income were not considered when computing diluted earnings per share during the quarter ended June 30, 2005 which had a net operating loss.

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BankUnited Financial Corporation

Quarter Ended June 30, 2005 Earnings Release (continued)

	As of June 30, 2005	As of March 31, 2005	As of June 30, 2004
	(In thousands)
Selected Balance Sheet Data:
Asset Data:
Total assets	$9,944,114	$9,260,660	$8,262,013
Cash and cash equivalents	$107,614	$64,178	$54,037
Investment securities	$287,547	$304,840	$329,354
Mortgage-backed securities	$1,503,236	$1,670,556	$2,280,089
Loans:
Residential loans	$6,349,652	$5,706,332	$4,277,767
Commercial and commercial real estate loans	864,798	826,779	743,688
Consumer loans (1)	246,119	213,529	157,881
Unearned discounts, premiums and loan fees	106,895	91,145	51,336
Allowance for loan losses	(24,926)	(24,777)	(23,297)

Loans receivable, net (excluding loans held for sale)	$7,542,538	$6,813,008	$5,207,375

Loans held for sale	$25,602	$16,945	$31,102
FHLB Stock	$175,193	$158,539	$143,266

Liability Data:
Total liabilities	$9,444,451	$8,756,878	$7,800,526
Deposits:
Non-interest bearing deposits	$326,357	$309,923	$237,625
Interest bearing checking and money market deposits	389,443	388,322	388,210
Savings	942,065	947,531	1,030,805

Total core deposits	1,657,865	1,645,776	1,656,640
Certificates of deposit	2,565,120	2,398,126	1,788,850

Total deposits	$4,222,985	$4,043,902	$3,445,490

Borrowings (2)	$4,798,227	$4,311,839	$3,976,910
Convertible debt	$120,000	$120,000	$120,000
Trust preferred securities and subordinated debentures	$196,250	$195,482	$164,178

Equity Data:
Total stockholders’ equity	$499,663	$503,782	$461,487
Preferred equity	$6,562	$6,299	$5,931

AVERAGE BALANCE SHEET DATA (Three months ended)

Loans, net (3)	$7,181,767	$6,638,455	$4,943,638
Investment securities	$300,227	$338,531	$334,118
Mortgage-backed securities	$1,614,157	$1,763,429	$2,321,678
Interest-earning assets (4)	$9,300,779	$8,922,652	$7,760,209
Assets	$9,553,882	$9,170,970	$7,985,596
Interest bearing deposits	$3,792,216	$3,566,115	$3,185,932
Non-interest-bearing deposits	$310,098	$272,770	$229,328
Other borrowings (2)	$4,519,851	$4,435,180	$3,736,288
Convertible debt	$120,000	$120,000	$120,000
Trust preferred securities and subordinated debentures	$195,458	$195,805	$165,497
Interest-bearing liabilities	$8,627,525	$8,317,100	$7,207,717
Liabilities	$9,041,377	$8,667,929	$7,520,540
Stockholders’ equity	$512,505	$503,041	$465,056

(1)	Includes home equity loans and lines of credit, excludes consumer mortgage products which are included in Residential Loans.
(2)	Includes FHLB advances, repurchase agreements, and senior notes.
(3)	Includes loans held for sale.
(4)	Excludes non-accruing loans.

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BankUnited Financial Corporation

Quarter Ended June 30, 2005 Earnings Release (continued)

	For the Three Months Ended
	June 30, 2005	March 31, 2005	June 30, 2004
Selected Data:
Quarterly Performance Data:
Return on average tangible common equity	-12.49%	11.49%	12.02%
Return on average assets	-0.62%	0.59%	0.65%
Yield on interest-earning assets	4.73%	4.58%	4.28%
Cost of interest-bearing liabilities	3.30%	3.03%	2.60%
Net interest yield on earning assets (margin)	1.67%	1.75%	1.87%
Net interest spread	1.43%	1.55%	1.68%
Efficiency Ratio	153.80%	54.96%	53.34%

	For the Nine Months Ended
	June 30, 2005	June 30, 2004
Year to Date Performance Data:
Return on average tangible common equity	3.68%	11.45%
Return on average assets	0.19%	0.66%
Yield on interest-earning assets	4.59%	4.48%
Cost of interest-bearing liabilities	3.07%	2.76%
Net interest yield on earning assets (margin)	1.73%	1.92%
Net interest spread	1.52%	1.72%
Efficiency Ratio	84.62%	52.61%

	As of
	June 30, 2005	March 31, 2005	June 30, 2004
	(dollars and shares in thousands, except per share amounts)
Equity Data:
Book value per common share	$16.29	$16.45	$15.18
Closing price of Class A Common Stock	$27.04	$26.86	$25.80
Common shares outstanding	30,269	30,249	30,006
Average equity to average assets (3 mos.)	5.36%	5.49%	5.82%

Capital Ratios:
Tangible capital ratio (1)	7.2%	7.6%	7.2%
Tier 1 core capital ratio (1)	7.2%	7.6%	7.2%
Total risk-based capital ratio (1)	14.7%	15.6%	15.6%

Non-Performing Assets:
Non-accrual loans	$8,509	$18,132	$17,549
Restructured loans	—	362	369
Loans 90 day past due and still accruing	537	41	16

Total non-performing loans	9,046	18,535	17,934
Non-accrual tax certificates	—	—	82
Real estate owned	524	1,355	2,231

Total non-performing assets	$9,570	$19,890	$20,247

Allowance for losses on tax certificates	$—	$—	$78
Allowance for loan losses	24,926	24,777	23,297

Total allowance	$24,926	$24,777	$23,375

Non-performing assets to total assets	0.10%	0.21%	0.25%
Non-performing loans to total loans	0.12%	0.27%	0.34%
Allowance for loan losses as a percentage of total loans	0.33%	0.36%	0.44%
Allowance for loan losses as a percentage of non-performing loans	275.55%	133.68%	129.90%
Net charge-offs for the three months ended	$651	$720	$527
Net annualized year-to-date charge-offs as a percentage of average total loans	0.04%	0.05%	0.05%

(1)	Capital ratios are for BankUnited FSB only.